Exhibit 99.1

Datawatch Announces Third Quarter 2015 Financial Results

Chelmsford, Mass.—July 22, 2015—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of managed analytics solutions, today announced that total revenue for its third fiscal quarter of 2015 ended June 30, 2015 was $7.78 million, an increase of 4% from revenue of $7.46 million in the second fiscal quarter but a decrease of 16% from revenue of $9.23 million in the third quarter a year ago. License revenue for the third quarter of fiscal 2015 was $4.12 million, an increase of 5% from the $3.91 million recorded in the second fiscal quarter but a decrease of 26% from the $5.58 million recorded in the comparable quarter a year ago. Net loss for the third quarter of fiscal 2015 was ($4.12) million, or ($0.36) per diluted share, compared to a net loss of ($5.16) million, or ($0.48) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs, and severance costs, the Company’s non–GAAP net loss for its third fiscal quarter of 2015 was ($2.04) million, or ($0.18) per diluted share, compared to net loss of ($2.60) million, or ($0.24) per diluted share in the third fiscal quarter of 2014.

“We continue to make strides in improving our sales execution, expanding awareness of Datawatch in the market and producing meaningful innovation to our product platform,” said Michael A. Morrison, president and chief executive officer of Datawatch. “The sequential increase in revenue performance was accompanied by an increase in win rates – which indicates that we are focused on the right kind of competitive opportunities, where our unique multi-structured data preparation, real-time visualization and enterprise governance capabilities are meaningful differentiators.”

Mr. Morrison added, “We also made important progress with our partner channel during the quarter, which is a critical element of our long-term strategic growth plan. In April, Dell Software announced a partnership with Datawatch to OEM our visualization capabilities directly into its Statistica advanced analytics platform. This combination of two leading technologies creates an offering without equal in the industry and represents a promising revenue generator, one where we are already beginning to see substantive potential. We also closed new OEM deals with Lipper, Fincad and FlexTrade, and extended existing OEM deals with Bloomberg and NASDAQ. Most encouraging, our enhanced data preparation capabilities have reinvigorated existing partners and expanded our partner pipeline with prospects whose solutions require complementary data preparation, giving us confidence in the partnership contribution model we have outlined previously.”

He concluded, “On the last day of the quarter, Datawatch announced the release of Monarch version 13, our flagship data preparation solution. The new product release significantly extends the range of data sources that we address and provides a simple point-and-click interface built on top of the world’s most powerful data preparation engine. This release allows a user to immediately visualize prepared data not just in Datawatch Designer, but in other popular BI and advanced analytic tools such as Dell Statistica, Tableau, Qlik, IBM Watson Analytics, Tibco Spotfire, SAS, SAP Lumira, Excel and many others. On the one day it was available in the third quarter, more than two dozen customers made purchases.”

James L. Eliason, chief financial officer, commented, “Our non-GAAP net loss declined significantly from prior quarters of FY15 due to the full effect of the re-structuring actions we took during the first half of FY 2015, which reduced overall expenses by almost 20% compared to Q3 of FY 2014, as well as the sequential increase in overall revenues. In addition, our deferred revenue balance increased by approximately $410,000 or 6% on a sequential basis, primarily attributable to a 95% sequential increase in deferred license revenue, driven by a change in pricing policy to a subscription basis for smaller sized Monarch orders.”

Third Quarter 2015 Business Highlights

•	Datawatch released Monarch version 13, its flagship data preparation solution, with enhanced self-service data preparation capabilities, to bridge the gap between the ease-of-use and agility that business users demand and the scalability, automation and governance needed by IT. This release includes a free Personal Edition available at http://www.datawatch.com/monarch13/.

•	Datawatch and Dell Software announced an OEM partnership, under which Datawatch’s technology serves as the visualization engine for the Dell Statistica platform; the combined Dell/Statistica solution is now generally available and is being sold globally by Dell direct sales representatives and business partners.

•	Datawatch continued to expand its presence with key strategic customers, including ING Bank, Vodafone, Ernst & Young, Chesapeake Energy and the Federal Deposit Insurance Corporation.

•	Datawatch was named one of the “20 Most Promising Healthcare Analytics Solutions Providers” by Healthcare Tech Outlook magazine.

•	Datawatch was included on CRN’s “Big Data 100” for the second consecutive year, ranking it among the top Big Data solutions in the Business Analytics category.

Third Quarter 2015 Financial Highlights

•	Cash and short-term investments were $36.32 million at June 30, 2015, down 6% from $38.49 million at March 31, 2015 and down 27% from $50.17 million at June 30, 2014.

•	Gross margin (excluding IP amortization expense) for the third fiscal quarter of 2015 was 90%, compared to 83% for the second fiscal quarter of 2015 and 86% for the third fiscal quarter of 2014.

•	Days sales outstanding were 73 days at June 30, 2015, compared to 69 days at March 31, 2015 and 61 days at June 30, 2014.

•	There were 7 six-figure deals in the third fiscal quarter this year, compared to 8 six-figure deals in the third fiscal quarter of 2014.

•	The average deal size in the third fiscal quarter was $56,000 as compared to $62,000 in the third fiscal quarter of 2014.

Conference Call

Datawatch’s third quarter of fiscal year 2015 earnings conference call will take place on Thursday, July 23, 2015 at 8:30 a.m. Eastern Time. To access the conference call, the toll-free dial in number is (877) 407-0782. Internationally, the call may be accessed by dialing (201) 689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=174136. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 30 days at the same location.

About Datawatch Corporation
Datawatch Corporation (NASDAQ-CM: DWCH) provides the only Managed Analytics Platform that brings together self-service data preparation with visual data discovery. Its software bridges the gap between the ease that business user’s demand and the automation and governance needed by IT. Users can quickly discover key factors that improve their business by transforming data from multi-structured sources, as well as real-time streaming data, into visually rich analytic applications. Organizations of every size, worldwide use Datawatch products, including 93 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, Melbourne and Manila, and with partners and customers in more than 100 countries worldwide. Learn more at www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions, including the acquisition and integration of Panopticon; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2014 and Form 10-Q for the quarters ending December 31, 2014 and March 31, 2015. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:

Datawatch Investor Relations

investor@datawatch.com

Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2015 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

– Financial tables to follow –

DATAWATCH CORPORATION

Condensed Consolidated Statements of Operations

Amounts in Thousands (except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

REVENUE:
Software licenses	$4,117	$5,580	$11,203	$15,387
Maintenance	3,311	3,236	10,016	9,357
Professional services	348	412	980	1,293
Total revenue	7,776	9,228	22,199	26,037

COSTS AND EXPENSES:
Cost of software licenses	697	999	2,293	3,013
Cost of maintenance and services	557	979	2,519	2,462
Sales and marketing	6,513	8,241	21,304	23,198
Engineering and product development	1,988	1,942	6,697	6,830
General and administrative	2,204	2,185	6,779	7,000
Impairment of goodwill and long lived intangible assets	-	-	32,009	-
Total costs and expenses	11,959	14,346	71,601	42,503

LOSS FROM OPERATIONS	(4,183)	(5,118)	(49,402)	(16,466)
Other income (expense)	(36)	14	(38)	(1,313)

LOSS BEFORE INCOME TAXES	(4,219)	(5,104)	(49,440)	(17,779)
Income tax expense (benefit)	(96)	53	(2,632)	(270)

NET LOSS	$(4,123)	$(5,157)	$(46,808)	$(17,509)

Net loss per share - Basic	$(0.36)	$(0.48)	$(4.14)	$(1.81)
Net loss per share - Diluted	$(0.36)	$(0.48)	$(4.14)	$(1.81)
Weighted Average Shares Outstanding - Basic	11,448	10,826	11,307	9,654
Weighted Average Shares Outstanding - Diluted	11,448	10,826	11,307	9,654

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(4,123)	$(5,157)	$(46,808)	$(17,509)
Add-back Impairment of Goodwill & Long-Lived Assets	-	-	32,009	-
Add-back Amortization of Intangibles & IP	572	870	2,014	2,609
Add-back Share-Based Compensation	1,486	1,686	4,025	6,505
Add-back Severance & Unamortized Debt Discount	29	-	1,640	273
Subtotal of additions	2,087	2,556	39,688	9,387

Net (Loss) Income (non-GAAP)	$(2,036)	$(2,601)	$(7,120)	$(8,122)
Net (loss) income per share - Basic	$(0.18)	$(0.24)	$(0.63)	$(0.84)
Net (loss) income per share - Diluted	$(0.18)	$(0.24)	$(0.63)	$(0.84)
Weighted Average Shares Outstanding - Basic	11,448	10,826	11,307	9,654
Weighted Average Shares Outstanding - Diluted	11,448	10,826	11,307	9,654

DATAWATCH CORPORATION

Condensed Consolidated Balance Sheets

Amounts in Thousands

(Unaudited)

	June 30,	September 30,
	2015	2014

Cash and cash equivalents	$36,319	$47,668
Accounts receivable, net	6,382	7,024
Prepaid expenses and other current assets	2,245	1,633
Total current assets	44,946	56,325

Property and equipment, net	589	400
Intangible and other assets, net	14,731	46,872
	$60,266	$103,597

Accounts payable and accrued expenses	$4,234	$3,809
Deferred revenue - current portion	7,132	7,401
Deferred tax liability - current portion	239	239
Total current liabilities	11,605	11,449

Other long-term liabilities	521	1,238
Total long-term liabilities	521	1,238

Total shareholders' equity	48,140	90,910
	$60,266	$103,597